EXHIBIT 99.1

331 32nd Avenue P.O. Box 5128 Brookings, SD 57006 Phone (605) 697-4000 www.daktronics.com
For more information contact Bill Retterath at (800) 605-DAKT (3258)

Daktronics, Inc. Announces Third Quarter Results
Revenue up 40 percent; Earnings Per Share up 67 percent

Brookings, S.D. – Feb. 15, 2006 — Daktronics, Inc. (Nasdaq — DAKT), today reported fiscal 2006 third quarter net sales of $71.1 million and net income of $4.0 million or $0.20 per diluted share, compared with third quarter net sales of $50.8 million and net income of $2.5 million, or $0.12 per diluted share, one year ago. Backlog at the end of the quarter was approximately $83 million, compared with a backlog of approximately $53 million at the end of the third quarter of fiscal 2005.

Net sales, net income and earnings per share for the nine months ended January 28, 2006 were $219.2 million, $13.9 million and $0.69 per diluted share, respectively, compared to $169.0 million, $12.7 million and $0.63 per diluted share, respectively, for the same period one year ago.

“This represents the third consecutive quarter of revenue growth in excess of 20 percent quarter over quarter,” said Jim Morgan, president and chief executive officer. “This performance is again attributable to the hard work and support of our employees who put in the extra time and effort to overcome some of the downtime associated with the holidays which affects our production capacity. While we have been running essentially at capacity, we have continued to increase our capacity by adding personnel and equipment over the past quarter. We are looking forward to bringing additional manufacturing space on line in first quarter fiscal 2007. We believe that with the new space, we will be able to gain efficiencies through improved process flow.

“Our orders continued strong, led by excellent performance in our commercial market,” Morgan continued. “Year to date, orders in the commercial market are up over 60 percent and for the quarter they were up by more than 75 percent. Our continued success in the commercial market is due in large part to the sales of our Galaxy product line and the increased interest in our product for use in the digital billboard market. On the sports side of our business, our order volume for the quarter was relatively flat, although year to date sports orders are up over 20 percent. Finally, on the transportation side of our business, we experienced quarter over quarter growth in excess of 20 percent, with year to date being up over 15 percent.

“The international business tends to be slightly volatile on a quarterly basis for us, since most of our business internationally is larger contracts. Overall, our international orders are down over 15 percent year to date. However, we believe the investments we are making in international market development position us for growth over the long term, ” said Morgan.

Morgan added, “With the baseball season just around the corner, fans can expect to see new systems installed for the Milwaukee Brewers, Colorado Rockies, Florida Marlins, Arizona Diamondbacks, and over 15 minor league baseball facilities. Of note during the quarter was an additional multi-million dollar add-on order to complement the new high definition displays for Dolphins Stadium in Miami. We are very pleased with the level of orders booked and anticipated for professional baseball venues this spring. We believe that our ability to deliver a complete integrated display system solution featuring state of the art LED technology and our proprietary control system software, backed up by our national service network, is the key to our success in the sports markets. In the commercial market, in addition to the orders for digital billboards, we booked a large order for a major financial services firm in New York and a multimillion dollar order for our new ProTour 13 mm modular product. We also experienced notable growth in our national account base in our standard Galaxy product line. Finally, in our transportation market, we booked additional orders for state departments of transportation in Nevada, Alabama, New Jersey, Connecticut and Kentucky.

“We are also seeing the opportunity to expand our business in media sales and services for digital networks where the display media is primarily LCD or plasma screens. Participation in this business may include investment opportunities. We believe that the growing digital advertising market presents many opportunities to leverage our products, services and financial strength. This business includes marketing related opportunities in college facilities and selected commercial niches,” said Morgan.

“For the quarter, our gross profit margin was slightly higher than our previously announced expectations for the quarter,” said Bill Retterath, chief financial officer. “The higher than expected results were attributable to better margin performance on large contract business. We expect that the gross profit percentages will remain about the same in the fourth quarter,” said Retterath.

Retterath continued, “Our third quarter operating margin of 8.8 percent established a new high for the third quarter in spite of higher than anticipated selling expenses, which were negatively affected by higher costs related to our international development. We do not expect operating expenses for the fourth quarter to change significantly. Cash declined for the quarter primarily as a result of the rapid increase in receivables. Most of this growth in receivables resulted from the timing of cash payments on contracts as five customers accounted for approximately $13 million. Finally, the effective tax rate increased to approximately 39 percent which was higher than expected. This rate should decline in future quarters.”

Morgan concluded, “We estimate net sales for the fourth quarter of fiscal 2006 will be in the range of $74 to $82 million, with earnings in the range of $0.21 to $0.31 per share. This range equates to a year over year revenue growth of 27 to 31 percent and an earnings growth rate of 15 to 28 percent. In addition, were are expecting that revenues for fiscal 2007 will grow faster than our previously announced long-term growth target of 15 percent.”

Conference Call Information

The company will webcast its quarterly conference call today at 10:00 am (Central Time). To listen to the webcast, go to the home page of www.daktronics.com, and click on the icon on the right side of the screen. Completion of a short registration form, along with Windows® Media Player software, are required to hear the webcast. A replay of the teleconference via the internet will also be accessible shortly after the conclusion of the conference call through www.daktronics.com. A replay of the teleconference accessible by telephone will be available for one week starting at noon Central Time. To access the replay, call toll-free in the U.S. and Canada 888-203-1112 and enter code 9542708. International callers can dial 719-457-0820 and enter code 9542708 to hear the replay by phone.

About Daktronics

Daktronics has strong leadership positions in, and is one of the world’s largest suppliers of, electronic scoreboards, computer-programmable displays, and large screen video displays and control systems. The company excels in the control of large display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world, in sport, business and transportation applications. For more information, visit the company’s World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 697-4000 or toll-free (800) 843-5843 in the United States or write to the company at 331 32nd Ave. PO Box 5128 Brookings, S.D. 57006-5128.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements reflecting the Company’s expectations or beliefs concerning future events, which could materially affect company performance in the future. The Company cautions that these and similar statements involve risk and uncertainties including changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings which may cause actual results to differ materially. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Financial tables are included on the following pages.

Daktronics, Inc. and Subsidiaries
 Consolidated Statements of Income
(in thousands, except earnings per share)
(unaudited)

	Three Months Ended		Nine Months Ended
	January 28, 2006	January 29, 2005	January 28, 2006	January 29, 2005
Net sales	$71,050	$50,818	$219,197	$169,000
Cost of goods sold	49,024	35,457	152,660	113,527

Gross profit	22,026	15,361	66,537	55,473

Operating expenses:
Selling	10,417	8,186	29,405	22,913
General and administrative	2,479	2,459	7,784	7,292
Product design and development	2,890	2,522	8,124	7,622

	15,786	13,167	45,313	37,827

Operating income	6,240	2,194	21,224	17,646

Nonoperating income (expense):
Interest income (expense), net	417	316	1,206	830
Other income (expense), net	(25)	(171)	(102)	284

Income before income taxes	6,632	2,339	22,328	18,760
Income tax expense (benefit)	2,591	(116)	8,471	6,085

Net income	$4,041	$2,455	$13,857	$12,675

Weighted average number of fully
diluted shares and common
equivalent shares	20,297	20,196	20,181	20,180

Earnings per share:
Basic	$0.21	$0.13	$0.72	$0.67

Diluted	$0.20	$0.12	$0.69	$0.63

Cash dividend paid per share	$—	$—	$0.10	$—

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)

	January 28, 2006 (unaudited)	April 30, 2005
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$8,657	$15,961
Marketable securities	8,207	8,105
Accounts receivable, less allowance for doubtful accounts	38,590	23,762
Current maturities of long-term receivables	6,114	5,196
Inventories	32,686	24,612
Costs and estimated earnings in excess of billings	20,994	15,301
Prepaid expenses and other	1,613	1,725
Deferred income taxes	5,651	5,076
Income taxes receivable	1,265	1,812
Rental equipment available for sale	—	2,733

Total current assets	123,777	104,283

Advertising rights, net	1,854	1,722
Long–term receivables, less current maturities	9,264	9,900
Goodwill	2,692	2,621
Intangible and other assets	1,152	1,101
Deferred income taxes	444	782

	15,406	16,126

PROPERTY AND EQUIPMENT:
Land	1,224	1,084
Buildings	18,986	15,386
Machinery and equipment	21,775	17,592
Office furniture and equipment	22,044	19,382
Equipment held for rental	1,132	835
Demonstration equipment	5,089	5,245
Transportation equipment	4,575	3,810

	74,825	63,334
Less accumulated depreciation	36,766	32,281

	38,059	31,053

TOTAL ASSETS	$177,242	$151,462

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)

	January 28, 2006 (unaudited)	April 30, 2005

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes payable, bank	$—	$79
Accounts payable	19,011	17,121
Accrued expenses and warranty obligations	14,442	10,973
Current maturities of long-term debt	86	909
Current maturities of long-term marketing obligations	380	304
Billings in excess of costs and estimated earnings	11,354	5,463
Customer deposits	5,406	4,164
Deferred maintenance revenue	3,864	2,983

Total current liabilities	54,543	41,996

Long–term debt, less current maturities	174	171
Long–term marketing obligations, less current maturities	583	595
Long–term warranty obligations	2,359	1,357
Deferred income taxes	1,629	3,433

	4,745	5,556

TOTAL LIABILITIES	59,288	47,552

SHAREHOLDERS' EQUITY:
Common stock	19,223	17,739
Additional paid–in capital	3,201	2,684
Retained earnings	95,227	83,337
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive loss	262	159

TOTAL SHAREHOLDERS' EQUITY	117,954	103,910

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$117,242	$151,462

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended
	January 28,, 2006	January 29, 2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,857	$12,675
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	6,224	5,454
Amortization	44	77
(Gain) loss on sale of property and equipment	(319)	15
Provision for doubtful accounts	(254)	(178)
Deferred income taxes, net	(2,041)	(32)
Change in operating assets and liabilities	(9,989)	1,387

Net cash provided by operating activities	7,522	19,398

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash consideration paid for acquired business	(165)	(1,024)
Purchase of property and equipment	(13,227)	(8,235)
Purchase of marketable securities, net	(103)	—
Proceeds from sale of property and equipment	655	79

Net cash used in investing activities	(12,840)	(9,180)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend paid	(1,917)	—
Principal payments on long-term debt	(894)	(1,170)
Net payments on notes payable	(87)	(157)
Proceeds from exercise of stock options and warrants	859	542
Proceeds from issuance of long-term debt	—	51

Net cash used in financing activities	(2,039)	(734)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	53	91

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(7,304)	9,575

CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD	15,961	16,255

CASH AND CASH EQUIVALENTS END OF PERIOD	$8,657	$25,830